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                                                                     EXHIBIT 4.2

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


Nortel Networks Corporation
8200 Dixie Road, Suite 100
Dept. 0019, GMS 036/NO/163
Brampton, Ontario, Canada L6T 5P6


November 8, 2002


Bookham Technology plc
90 Milton Park
Abingdon, Oxfordshire X14, 4RY
United Kingdom


Ladies and Gentlemen:

       Reference is made to the Acquisition Agreement, dated as of October 7, 2002, between Nortel Networks Corporation and Bookham Technology plc (the "ACQUISITION AGREEMENT") and the Exhibits and Schedules thereto. Capitalized terms used but not defined in this Letter Agreement have the meanings set forth in the Acquisition Agreement.

       The Purchaser and the Seller hereby agree to the following:

(1)    The Acquisition Agreement shall be modified and amended as follows.

       (A)  SECTION 2.05 shall be replaced in its entirety with the following:

            SECTION 2.05. CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets, and the assumption of the Assumed Liabilities pursuant to Section 2.02, as contemplated hereby shall take place at a closing (the "CLOSING") to be held at 5:59 p.m., New York City time, on Friday, November 8, 2002, at the offices of Cleary, Gottlieb, Steen & Hamilton located at One Liberty Plaza, New York, New York (the "CLOSING DATE").

       (B)  SECTION 5.06 shall be replaced in its entirety with the following:

            SECTION 5.06. INSURANCE. Effective 5:59 p.m. (New York City time) on the Closing Date, the Business shall cease to be insured by the insurance policies of the Seller and the Selling Subsidiaries. With respect to events or circumstances

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            covered by insurance coverage written on an "occurrence basis," the
            Seller and the Selling Subsidiaries shall have no Liability for occurrences that take place on and after 5:59 p.m. (New York City time) on the Closing Date. With respect to insurance coverage written on a "claims made basis," the Seller and the Selling Subsidiaries shall have no Liability under such insurance coverage for claims made after 5:59 p.m. (New York City time) on the Closing Date.

       (C) The words "Within thirty (30) days of the date of this Agreement," at the opening of SECTION 5.08(e) shall be replaced in their entirety with the words "At the Closing,".

       (D) SECTION 5.23(a)(i)(D) shall be replaced in its entirety with the following:

            (D) holding up to [**] percent ([**]%) of the equity interests in any Person which produces or sells Competitive Products.

       (E) SECTION 6.01(b)(ii)(B) shall be replaced in its entirety with the following:

            (B) hiring such Employees or Transferring Employees identified through such employment searches other than the Employees listed on APPENDIX 6.01(b) hereto who the Seller may not hire, employ or engage other than through a Permitted Engagement pursuant to generalized employment searches or otherwise; and

       (F) The first sentence of SECTION 6.04(a) shall be replaced in its entirety with the following:

            Prior to the Effective Date, the Seller shall reduce the number of Employees listed in SECTION 3.12(a) of the SELLER DISCLOSURE SCHEDULE with a work location in Canada from 358 to 271 and shall reduce the number of Employees listed in SECTION 3.12(a) of the SELLER DISCLOSURE SCHEDULE with a work location in the United States from 16 to 12 (for an aggregate reduction in the number of Employees listed on SECTION 3.12(a) of the SELLER DISCLOSURE SCHEDULE of 91).

       (G)  Notwithstanding anything to the contrary in SECTION 6.04(a) or
            SECTION 6.04(b): (i) the Interim Employee Information shall be provided to the Purchaser no later than ten (10) Business Days prior to the Effective Date; (ii) the Interim Employee Information shall not include the Vacation Information; and (iii) the Seller shall provide the Purchaser with the Vacation Information and the Updated Employee Information on November 6, 2002.

(2) The Purchaser and the Seller agreed to make certain changes to the Ancillary Agreements and the Real Estate Agreements and Assignments (collectively, the "ACQUISITION AGREEMENT EXHIBITS") as evidenced by such Acquisition Agreement Exhibits as executed on the Closing Date.

(3)    The SELLER DISCLOSURE SCHEDULE shall be modified and amended as follows:

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       (A)  SECTION 1.01(E): CERTAIN THIRD PARTY LICENSES. SECTION 1.01(e) of
            the SELLER DISCLOSURE SCHEDULE shall be amended by adding to it the following:

            1. Cross License Agreement of Intellectual Property Rights, dated February 19, 1999, between Nortel PLC and IOC International PLC (and Integrated Optical Components Limited).

            2. Amendment to License Agreement (SC-11 Cement License), dated October 8, 2002, among Northern Telecom Limited, 561158 Ontario Limited and Victor Steinberg.

       (B) SECTION 1.01(g): Transferred Passive Patents. SECTION 1.01(g) of the SELLER DISCLOSURE SCHEDULE shall be in the form attached hereto.

       (C) SECTION 1.01(h): Transferred Patents. SECTION 1.01(h) of the SELLER DISCLOSURE SCHEDULE shall be in the form attached hereto.

       (D) SECTION 2.01(a)(iii): Owned Equipment. SECTION 2.01(a)(iii) of the SELLER DISCLOSURE SCHEDULE shall be in the form attached hereto.

       (E) SECTION 2.01(a)(vii): Third Party Licenses Exclusive to the Business. SECTION 2.01(a)(vii) of the SELLER DISCLOSURE SCHEDULE shall be amended by adding to it the following:

            1. All rights associated with the Amendment to License Agreement - SC-11 Cement, dated October 8, 2002, among Northern Telecom Limited, 561158 Ontario Limited and Victor Steinberg ("SC-11 AMENDMENT"), other than rights under Paragraph 2 of the SC-11 Amendment, which rights Seller and the Selling Subsidiaries expressly retain and do not assign to Purchaser.

       (F) SECTION 2.01(a)(viii): OTHER SELLER CONTRACTS. SECTION 2.01(a)(viii) of the SELLER DISCLOSURE SCHEDULE shall be amended as follows:

            1. by reclassifying the following agreement from "Customer Agreement under negotiation" to "Customer Agreement":

                 (i) Item 33. Framework Purchase Agreement to which Agilent Technologies Deutschland GmbH is a party.

            2. Item 20. Miscellaneous transactions consummated on a customer purchase order and Seller Order Acknowledgment Form or supply agreement. ATTACHMENT B shall be in the form attached hereto.

            3.   Item 43. ATTACHMENT E shall be in the form attached hereto.

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       (G)  SECTION 2.03(c): PURCHASE PRICE ALLOCATION. SECTION 2.03(c) of the
            SELLER DISCLOSURE SCHEDULE shall be in the form attached hereto.

       (H) SECTION 3.16(a): TITLE TO INTELLECTUAL PROPERTY. SECTION 3.16(a) of the SELLER DISCLOSURE SCHEDULE shall be in the form attached hereto.

(4)    Other Agreements.

       (A) OTHER SECURITY INTERESTS. The Purchaser hereby agrees that, in the event that it or any of its Subsidiaries sells, transfers or otherwise disposes to the Purchaser or any of its Subsidiaries of any of the Collateral (as defined in the U.S. Security Agreement), the Purchaser shall, or shall cause the applicable Subsidiary of the Purchaser to, deliver to the Seller appropriate fully executed filings, recordings, registrations and other documents, in each case prepared by the Seller, as are reasonably requested by the Seller to establish a legal and valid security interest in favor of the holders of the Series B Notes or, if such security interest may not be established under applicable Law, to execute and deliver to the Seller such other documents, in each case prepared by the Seller, as are reasonably requested by the Seller to provide similar protections through title retention arrangements or otherwise.

       (B) POUGHKEEPSIE UTILITIES. The Seller and the Purchaser hereby agree that, from and after the Closing and until such time as the Purchaser or the Purchasing Subsidiaries enter into an agreement with CH Energy Group for the provision of utilities (the "Utilities") at the premises located at 66 Firemens Way, Poughkeepsie, NY, the Seller shall pay for such Utilities on behalf of the Purchaser or the Purchasing Subsidiaries, and the Purchaser or the Purchasing Subsidiaries shall reimburse the Seller, promptly upon written request (which request shall include a copy of the Utility invoice) for the amount of such paid Utility invoice.

       (C) REMOVAL OF IDLE ASSETS. Following the Closing Date, the Purchaser shall, upon reasonable advance notice to the Purchaser, grant the Seller and its representatives reasonable access to the facilities and properties of the Purchaser and its Subsidiaries for the purpose of removing or causing to be removed those items of personal property of the Seller listed on APPENDIX 4(C) hereto that are located in or on any such facility or property (the "IDLE ASSETS"). The Seller shall be responsible for the costs of removal of the Idle Assets and shall reimburse the Purchaser for any costs or Liabilities incurred as a result thereof, including any damage or destruction of property of the Purchaser or any of its Subsidiaries resulting therefrom. Such removal shall take place only upon reasonable advance notice to, and with the consent of, the Purchaser during normal business hours. Seller shall remove or cause the removal of any such property within 90 days following the Closing Date.

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       (D)  ZURICH LEASE ASSIGNMENT. The Seller and the Purchaser hereby agree that, from and after the Closing and until such time as Binz (as such term is defined in the Zurich Lease Assignment) executes the Zurich Lease Assignment, the Seller and the Purchaser shall, in accordance with Section 5.11 of the Acquisition Agreement, cooperate to provide that the Purchaser and the Purchasing Subsidiaries shall receive all benefits and be responsible for all Liabilities associated with the Zurich Lease Assignment, and the Seller and the Purchaser shall treat the Zurich Lease Assignment as though it was validly executed by Binz.

       (E) LICENSE TO OCCUPY THE MONTICELLO PREMISES. The Seller and the Purchaser hereby agree that, from and after the Closing and until such time the Purchaser or any of its Subsidiaries shall have entered into a lease agreement in respect of the premises located in Monticello, MN (the "MONTICELLO PREMISES") occupied as of the date hereof by the Seller, but in no event after November 22, 2002, in accordance with SECTION 5.11 of the Acquisition Agreement, the Purchaser and its Subsidiaries shall be granted a license to occupy the Monticello Premises on the same terms as those set forth in the Canadian License Agreement. If, by November 22, 2002, the Purchaser or any of its Subsidiaries shall not have entered into a lease agreement in respect of the Monticello Premises, the Purchaser and its Subsidiaries shall be obligated to vacate the Monticello Premises as of such date.

       (F) WAIVER OF CONDITION. The Seller hereby waives the condition to its obligation to consummate the transactions contemplated by the Acquisition Agreement contained in SECTION 8.01(f) of the Acquisition Agreement.

       (G)  [**]. The Seller and the Purchaser hereby agree to the following:

            1. The Seller shall use its commercially reasonable efforts to either (a) negotiate a license agreement [**] on behalf of the Purchaser, or (b) amend the [**] Agreement [**] between the Seller and [**] as part of the [**], in either case to enable the Purchaser to manufacture and sell to the Seller and to [**] as manufactured and sold by the Seller on or prior to the Closing Date (the "APPLICABLE PRODUCTS") to the same extent following the Closing Date as such activities were conducted by the Seller before the Closing Date and [**] the Seller[**] before the Closing Date; provided that, in the event that the Seller [**]in negotiating such a license or obtaining such an amendment [**], the provisions of paragraph 2 below shall apply.

            2. [**] the Purchaser or the Seller [**] to the Seller [**], the Seller and the Purchaser shall [**] in the manner described:

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                 (i)  [**] (other than pursuant to clause (ii) below) [**] the
                      Purchaser [**] after the Closing Date (excluding, however, [**](as such term is defined [**]; and

                 [**] the Seller or the Purchaser [**] of the Closing Date in connection with [**]The [**] Purchaser, and [**] the Seller and [**] the Purchaser. Notwithstanding the foregoing, the [**] with respect to such [**] the Seller hereunder shall be subject to the limitation set forth in Section 10.03(b)(i)[**] set forth therein) and shall not be subject to the limitations set forth in Section 10.03(b)(ii) [**] in respect of Series B Notes to the extent any Series B Notes are then outstanding or, if no Series B Notes [**] in respect of any Series A Notes then outstanding. Neither the Seller nor the Purchaser shall [**] in connection with any [**], prior to the [**]. In the event of [**] in connection with the [**] will be [**] and the [**] shall be[**] and the [**]. In the event that both the Seller and the Purchaser are [**] in connection with the [**]. The Purchaser and the Seller will [**] from time to time during the[**]. Other than as set forth above, the Seller shall [**] in connection with the [**].

            3. [**] which is being entered into as of the date of this Letter Agreement, the Seller and the Purchaser further agree that the [**].

       (H) [**]. For the avoidance of doubt, any [**] in connection with the [**] of the applicable portions [**] as it relates to [**].

       (I) STOCKROOM SERVICES AGREEMENT. The Purchaser and the Seller agree to enter into a stockroom services agreement on the terms set forth in Appendix 4(J) hereto.

       (J) ADDITIONAL PAYMENT. The Purchaser represents that it has effected a wire transfer of funds in the amount of $[**] as of the Closing Date. If the cash payment is not received in the account of the Seller on the Closing Date, the Purchaser shall pay the Seller an additional $[**] per day, not including the date of receipt, until the cash payment is so received and, in all events, shall ensure that such funds are delivered.

                  (Remainder of page intentionally left blank)

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       Please evidence your agreement with the foregoing by executing this
Letter Agreement as indicated below. This Letter Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same agreement.



                                         Very truly yours,



                                         NORTEL NETWORKS CORPORATION



                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:



                                         BOOKHAM TECHNOLOGY PLC

                                         BY: /s/PHILIP S.J. DAVIS
                                            -----------------------------------
                                            NAME: PHILIP S.J. DAVIS
                                            TITLE: COMPANY SECRETARY


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